EXHIBIT 10.3

Execution Version

Amendment No. 1 to Contribution Agreement

This Amendment No. 1 (the “Amendment”) to that certain Contribution Agreement between Summit Midstream Partners Holdings, LLC (“SMP Holdings”) and Summit Midstream Partners, LP (“Summit MLP”), dated February 25, 2016 (the “Contribution Agreement”), is made and entered into as of February 25, 2019, by and between SMP Holdings and Summit MLP, who shall hereinafter be collectively referred to as the “Parties.”  Capitalized terms used and not defined herein shall have the meanings given to such terms in the Contribution Agreement.

Recitals

WHEREAS, Summit MLP is proposing to sell the Tioga Gathering System to third parties, pursuant to the Tioga Purchase Agreements (as defined below);

WHEREAS, the Parties desire to amend the Contribution Agreement, to, inter alia, account for the sale of the Tioga Gathering System and to fix the amount of the Remaining Consideration;

WHEREAS, Section 10.6 of the Contribution Agreement provides that Summit MLP cannot execute any amendment, supplement or modification of the Contribution Agreement without the consent or approval of the Conflicts Committee;

WHEREAS, the Conflicts Committee of Summit MLP, by unanimous vote, has approved this Amendment;

NOW THEREFORE, in consideration of the premises and the mutual agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, the Parties do hereby agree as follows:

1.With effect from the Effective Time (as defined below), the Contribution Agreement shall be amended by deleting the defined terms “Business Adjusted EBITDA,” “Cumulative G&A Adjuster” and “G&A Adjuster”.

2.With effect from the Effective Time, the Contribution Agreement shall be amended by adding the following defined terms to the list of defined terms included in Section 1.1 of the Contribution Agreement:

“2019 Prepayment” means a cash payment in the amount of $100.0 million.

“Tioga Closings” means occurrence of the “Closing” (as that term is defined in the applicable Tioga Purchase Agreement) under both of the Tioga Purchase Agreements and receipt by Summit MLP (or any of its subsidiaries) of an aggregate of $90,000,000 in cash consideration, subject to adjustment as provided thereunder.

“Tioga Purchase Agreements” means (1) that certain Purchase and Sale Agreement between and among Meadowlark, Tioga and Hess North Dakota Pipelines, LLC, a Delaware limited liability company, pursuant to which Meadowlark has agreed to sell 100% of the equity interests of Tioga Hydrocarbon Gathering Company, LLC, and thereby dispose of the crude oil, natural gas and natural gas liquids gathering systems comprised of approximately 153 miles of pipeline and its associated LACTs, meters, pumps, valves, fittings, equipment, personal property and related facilities and appurtenances used for transporting hydrocarbons that is currently owned and operated by Tioga in Williams County, North Dakota and (2) that certain Purchase and Sale Agreement between and among Meadowlark, Tioga and Hess Infrastructure Partners LP, a Delaware limited partnership, pursuant to which Meadowlark has agreed to sell 100% of the equity interests of Tioga and 100% of the equity interests of Tioga Water Gathering Company, LLC, and thereby dispose of, among other things, the produced water gathering system comprised of approximately 83 miles of pipeline and its associated LACTs, meters, pumps, valves, fittings, equipment, personal property and related facilities and appurtenances used for transporting produced water that is currently owned and operated by Tioga in Williams County, North Dakota.

3.With effect from the Effective Time, the defined term “Remaining Consideration” in the Contribution Agreement shall be amended and restated in its entirety to read as follows:

“Remaining Consideration” means an amount equal to $303,500,000.00.

4.With effect from the Effective Time, Section 2.2 of the Contribution Agreement shall be amended and restated in its entirety to read as follows:

2.2Consideration.  As consideration for the contribution of the OpCo Interests, Summit MLP (a) has previously paid the Cash Consideration to SMP Holdings, which amount was adjusted pursuant to Section 2.6 by the 2016 Consideration Adjustment Amount of -$569,175, (b) shall, as soon as reasonably practicable after the Tioga Closings, deliver the 2019 Prepayment to SMP Holdings, and (c) shall deliver (or cause to be delivered) to SMP Holdings the Remaining Consideration in one or more payments over the period from March 1, 2020 through December 31, 2020 (provided that no less than 50% of the Remaining Consideration shall be paid on or before June 30, 2020) in (i) cash in immediately available funds by wire transfer to an account specified by SMP Holdings, (ii) Common Units or (iii) a combination of cash and Common Units; provided that interest shall accrue at a rate of 8% per annum on any portion of the Remaining Consideration that remains unpaid after March 31, 2020 (collectively, with such accrued interest, the “Consideration”).  The form(s) of Remaining Consideration to be delivered by Summit MLP to SMP Holdings shall be determined by Summit MLP in its sole discretion; provided, however, that if Summit MLP chooses to make one or more payments, or any portion thereof, by delivering Common Units, such Common Units shall be valued at a per Common Unit price equal to the volume weighted daily average price of the Common Units for the ten trading days ending one trading day prior to the date of any such payment, as reported on the New York Stock Exchange (or any applicable successor exchange).

5.This Amendment has been duly executed as of February 25, 2019, but the amendments to the Contribution Agreement set forth herein shall only become effective immediately following the Tioga Closings (the “Effective Time”).  In the event that either (a) one or both of the Tioga Purchase Agreements is terminated prior to the “Closing” under and as defined therein, or (b) both

Tioga Closings do not occur before May 24, 2019, this Amendment shall automatically terminate, become void and have no effect, and the Contribution Agreement, without modification by this Amendment, shall control.

6.No Waiver; Effect of Amendment.  Except as expressly stated herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise modify the rights and remedies of the Parties to the Contribution Agreement, and except as expressly amended hereby, the Contribution Agreement is hereby confirmed and ratified and shall remain unchanged and in full force and effect.    From and after the Effective Time, each reference in the Contribution Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Contribution Agreement shall mean and be a reference to the Contribution Agreement as amended by this Amendment.

7.Counterparts.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall be effective as delivery of an original executed counterpart of this Amendment.

8.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.  THIS AMENDMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD RESULT IN THE IMPOSITION OF ANOTHER JURISDICTION’S LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN ANY DISPUTE, CONTROVERSY, REMEDY OR CLAIM BETWEEN THE PARTIES ARISING OUT OF, RELATING TO, OR IN ANY WAY CONNECTED WITH THIS AMENDMENT, INCLUDING THE EXISTENCE, VALIDITY, PERFORMANCE, OR BREACH THEREOF. WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, BUT WITHOUT PREJUDICE TO THE TERMS OF PARAGRAPH 9 BELOW, EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

9.Dispute Resolution and Arbitration; Additional Miscellaneous Terms.  The provisions of Section 1.2, Section 7.9, Section 7.10 and Article X of the Contribution Agreement shall apply mutatis mutandis to this Amendment, and to the Contribution Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

Summit Midstream Partners	Summit Midstream Partners, LP

Holdings, LLC

By:  Summit Midstream GP, LLC

/s/ Brock M. Degeyter

/s/ Leonard Mallett

By:  By:

Name:  Brock M. DegeyterName:  Leonard Mallett

Title:  Executive Vice President, GeneralTitle:  President, Chief Executive Officer

Counsel and Chief Compliance Officerand Chief Operations Officer

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